Exhibit 10(iii)A(72)

EXECUTION COPY

CONFIDENTIALITY AND

RESTRICTIVE COVENANTS AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into this 23rd day of July, 2007, between Acuity Brands, Inc. (“Acuity”) and Acuity Brands Lighting, Inc. f/k/a Acuity Lighting Group, Inc. (“ABL”) (Acuity and ABL are collectively referred to as the “Company”) and John K. Morgan (“Executive”).

Reasons for this Agreement: Executive is currently employed as President and Chief Executive Officer of ABL and as an Executive Vice President of Acuity pursuant to an amended and restated employment letter agreement dated August 1, 2005 (“Prior Agreement”) between Executive and the Company. Simultaneously herewith, Executive is entering into a further amended and restated employment letter agreement (the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment with Acuity and Executive’s election as President and Chief Executive Officer of Acuity Specialty Products Group, Inc. (“ASP”). Executive and the Company acknowledge that Acuity is contemplating a corporate restructuring of Acuity and a subsequent distribution by Acuity of the stock of ASP (or a successor to ASP’s business and operations) to the stockholders of Acuity (the “Spinoff”). The parties also recognize that the restructuring and Spinoff are subject to final approval of the Board of Directors of Acuity after satisfaction of certain conditions. After the Spinoff, Executive will serve as Chairman, President and Chief Executive Officer of ASP and will cease to be employed by Acuity and ABL.

Acknowledgements: The Company and Executive agree that during Executive’s relationship with the Company, Executive has learned and has had access to important proprietary information related to ABL’s Business, as defined below. Executive acknowledges that such proprietary information is not generally available to the public and includes information about ABL’s customers, systems, operations, finances, suppliers, and business. Executive further acknowledges that such proprietary information has been and was developed through ABL’s expenditure of substantial effort, time and money; and together with relationships developed by Executive with customers, employees, and suppliers, could be used to compete unfairly with ABL.

Executive acknowledges that during the period of his employment as President and Chief Executive Officer of Acuity Brands Lighting, Inc. and Executive Vice President of Acuity Brands, Inc., he has rendered executive, strategic and managerial services, including the Executive Services, to and for Acuity and ABL throughout the United States, which are special, unusual, extraordinary, and of peculiar value to Acuity and ABL. Executive further acknowledges that the services he performed on behalf of Acuity and ABL, including the Executive Services, were at a senior managerial level and were not limited in their territorial scope to any particular city, state, or region, but instead had nationwide impact throughout the United States. Executive further acknowledges and agrees that: (a) Acuity and ABL’s business is, at the very least, national in scope; and (b) these restrictions are reasonable and necessary to protect the Confidential Information, business relationships, and goodwill of Acuity and ABL.

In consideration for the Company’s agreement to provide the benefits described below, the sufficiency of which is acknowledged, the Company and Executive agree:

1) Definitions: For this Agreement, the following terms shall have the meaning specified below:

a)	ABL’s Business shall mean the manufacture and/or sale of one or more of the following classes of product: lighting fixtures, electric linear modular lighting systems comprised of plug-in relocatable modular wiring components, emergency lighting fixtures and systems (comprised of exit signs, emergency light units, back-up power battery packs, and combinations thereof), electric lighting track units, cast aluminum historically styled lighting poles, flexible wiring systems and components (namely, flexible branch circuits, attachment plugs, receptacles, connectors and fittings), lighting control systems intended to be used for switching, monitoring, and dimming electrical lighting, the manufacture and sale of all of the above classes of product and includes Confidential Information regarding the manufacture and sale of all of the above classes of product.

b)	Confidential Information shall mean any information, without regard to form, relating to ABL’s customers, operations, finances, and business that derives economic value, actual or potential, from not being generally known to other Persons, including but not limited to technical or non-technical data, compilations (including compilations of customer information), programs, methods, devices, techniques, processes, financial data, pricing methodology, formulas, patterns, strategies, studies, business development, software systems, marketing techniques and lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to ABL by third parties that ABL is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under this Agreement for a two-year period after the Effective Date.

c)	Customers shall mean customers of ABL that Executive (i) contacted directly or indirectly or otherwise serviced on behalf of ABL during the two-year period preceding the date of this Agreement; or (ii) about whom Executive possessed Confidential Information during the two-year period preceding the date of this Agreement, including, without limitation, The Home Depot, Consolidated Electrical Distributors, Graybar Electric, Rexel Inc., and Sonepar USA.

d)	Direct ABL Competitor means the following entities: (1) Cooper Lighting, Inc.; (2) Genlyte Thomas Group LLC; (3) Juno Lighting, Inc. Schneider; (4) Hubbell Lighting, Inc.; (5) Philips, (6) General Electric, (7) Osram Sylvania, (8) Siemens, as well as any of their respective affiliates, subsidiaries and/or parent companies that are either located or transact business within the United States of America, but only to the extent each, and only with respect to the business operation which, engages in the manufacture and/or sale of one or more classes of products competitive with ABL’s Business.

e)	Effective Date shall mean the earlier of (i) the date on which the Spinoff is effective or (ii) November 30, 2007.

f)	Executive Services means those principal duties and responsibilities that Executive performed on behalf of Acuity and ABL during his employment, within twenty-four (24) months prior to the date of this Agreement, as President and Chief Executive Officer of ABL and Executive Vice President of Acuity, in which capacity Executive: (1) served as a member of a group of Executives responsible for a multi-profit center organization, with responsibility for the profitability of two or more distinct profit centers; (2) developed, coordinated and executed efforts directed towards enhancing branding, marketing, and business development capabilities; (3) worked to develop strategic customers and key channels of distribution; (4) coordinated with departmental heads concerning material business issues; (5) analyzed operations to pinpoint opportunities and areas that may have needed to be reorganized, down-sized, or eliminated; (6) conferred with other Executives to coordinate and prioritize planning concerning material business issues; (7) studied short-term and long-range economic trends and projects, prospects for future growth in overall sales and market share, opportunities for acquisitions or expansion into new product areas; (8) served as a member of the Acuity Leadership Team, reviewing, discussing, evaluating, and participating in decisions concerning material business and management issues, cost structures, sales and growth opportunities, crisis management, strategic prospects, personnel issues, litigation matters, leadership goals, and performance targets; and (9) provided support and analysis for key leadership analysis requirements.

g)	Person shall mean any individual, corporation, partnership, association, unincorporated organization or other entity.

h)	Territory shall mean the territory of the United States. Executive acknowledges that ABL is licensed to do business and in fact does business in all fifty states in the United States.

2) Consideration: On or about the date of this Agreement, Acuity and ASP have entered into the Employment Agreement with Executive. This Agreement shall not become effective until the Employment Agreement has been fully executed. As provided in the Employment Agreement, Acuity has made or will make a Restricted Stock Award to Executive, which will vest annually over 3 years commencing one year from the grant date, unless earlier vested as provided in Paragraph 4.5 of the Employment Agreement. As consideration for this Agreement, in the event of the Spinoff and the effectiveness of this Agreement, a portion of the Restricted Stock shall become vested on the date of the Spinoff, as provided in the Employment Agreement. Acuity and ASP have agreed there is separate consideration for the Employment Agreement between them and Executive. In addition, Acuity is offering Executive employment as President and Chief Executive Officer of ASP in return, in part, for Executive’s agreement to execute this Agreement with the Company.

3) Confidential Information:

a)	Company Trade Secrets: Executive shall hold in strictest confidence and shall not use, except for the benefit of Company and ASP, any trade secrets of Company, as that term is defined under applicable law.

b)	Company Confidential Information: During employment with ABL and for two years after the Effective Date, Executive shall hold in strictest confidence and shall not use, except for the benefit of the Company and ASP, any Confidential Information of Company.

4) Solicitation of Employees: For two years after the Effective Date of this Agreement, Executive will not, directly or indirectly, for himself or on behalf of any other Person, solicit, induce, persuade, or encourage, or attempt to solicit, induce, persuade, or encourage, any employee of the Company to terminate such employee’s position with the Company, whether or not such employee is a full-time or temporary employee of the Company and whether or not such employment is pursuant to a written agreement, for a determined period or at will. This provision shall apply to those employees with whom Executive had material contact or about whom he possessed confidential information during the two-year period before the Effective Date.

5) Non-Competition: Executive agrees that for two years after the Effective Date, he will not, directly or indirectly, engage in, provide, or perform any of the Executive Services on behalf of any Direct ABL Competitor in the Territory. This provision will not prohibit Executive from working for a Direct ABL Competitor in a product area that is not competitive with ABL’s Business, as defined above.

6) Non-Solicitation: For two years after the Effective Date, the Executive will not, directly or indirectly, solicit Customers for the purpose of providing goods and services competitive with ABL’s Business. The goods and services currently being offered by ASP are not considered to be competitive with ABL’s Business, and this provision therefore does not prohibit Executive from soliciting Customers for the purpose of providing such goods and services on behalf of ASP.

7) Non-Solicitation of Agencies: For two years after the Effective Date, the Executive will not, directly or indirectly, solicit the lighting agencies, or any principal or employee of such lighting agencies (the “Agencies”) through which ABL has sold its products and services within the twelve-month period before the Effective Date for the purpose of providing goods and services competitive with ABL’s Business. This provision is limited to Agencies with whom Executive had material contact or about which Executive had Confidential Information during the twelve-month period preceding the date of this Agreement.

8) Relief: Because any breach of this Agreement by Executive would result in continuing material and irreparable harm to the Company, and because it would be difficult or impossible to establish the full monetary value of such damage, the Company shall be entitled to injunctive relief in the event of Executive’s breach of this Agreement. Injunctive relief is in addition to any other available remedy. In the event that it shall become necessary for either party to retain the services of an attorney to enforce any terms under this Agreement, the prevailing party, in addition to all other rights and remedies hereunder or as provided by law, shall be entitled to reasonable attorneys’ fees and related court costs and expenses.

9) Agreement Binding: This Agreement shall inure to the benefit of the Company and its successors and assignees, and shall be binding upon Executive and Executive’s heirs, administrators, executors, and personal representatives.

10) Nonwaiver: The Company’s failure to insist upon strict performance of any term or to exercise any right shall not be construed as a waiver or a relinquishment for the future of such term or right, which shall continue in full force and effect.

11) Governing Law; Exclusive Jurisdiction and Venue: This Agreement shall be governed by the laws of the State of Georgia. The Company may seek temporary or preliminary injunctive relief against Executive in any court with proper jurisdiction with respect to any and all preliminary injunctive or restraining procedures pertaining to this Agreement or the breach thereof.

12) Interpretations; Severability: Rights and restrictions in this Agreement may be exercised and are applicable only to the extent they do not violate any applicable laws, and are intended to be limited or modified to the extent necessary so they will not render this Agreement illegal, invalid, or unenforceable. If any term shall be held illegal, invalid, or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect. This Agreement does not in any way limit the Company’s rights under the laws of unfair competition, trade secret, copyright, patent, trademark, or any other applicable law, which are in addition to rights under this Agreement. The existence of a claim by Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the Company’s enforcement of this Agreement.

(REMAINDER OF PAGE IS DELIBERATELY LEFT BLANK)

IN WITNESS WHEREOF, Acuity and ABL have caused this Agreement to be executed by their duly authorized officers and Executive has executed this Agreement, as of the date first written above.

ACUITY BRANDS, INC.

By:	/s/ Vernon J. Nagel
Name:	Vernon J. Nagel
Title:	Chairman, President, and Chief
Executive Officer

ACUITY BRANDS LIGHTING, INC.

By:	/s/ Vernon J. Nagel
Name:	Vernon J. Nagel
Title:	Chairman, President, and Chief
Executive Officer

“Executive”

By:	/s/ John K. Morgan
Name:	John K. Morgan
Employee Address: